Exhibit 10.1

May 21, 2026

Re: Amended Employment Letter
Ashraf Alkarmi

Dear Ashraf,
On behalf of Dropbox Inc. (“Dropbox”), this letter (the “Agreement”) confirms the details of your new role as Co-Chief Executive Officer, effective May 26, 2026, reporting to Dropbox’s Board of Directors (the “Board”) and based in Seattle, Washington. In this role, you will perform the duties and responsibilities assigned to you by the Board. Effective May 26, 2026, the Board will appoint you as a Director of the Company.
The following changes will be effective June 1, 2026:
1.Base Salary. Your annualized base salary will be adjusted to $825,000 per year, less applicable taxes, deductions, and withholdings, paid in accordance with Dropbox’s normal payroll procedures. Your base salary will be subject to review and adjustment based upon the Company’s normal performance review practices.
2.Annual Bonus. You will continue to be eligible to receive an annual bonus, at the target amount of 100% of your base salary, contingent upon you achieving performance objectives established by the Board or its authorized committee (collectively the “Committee) in its sole discretion and payable upon achievement of those objectives as determined by the Committee. If any portion of such bonus is earned, it will be paid when practicable after the Committee determines it has been earned. Your annual bonus opportunity will be subject to review and adjustment based upon the Company’s normal performance review practices. No bonus will be earned or received unless you’re still employed by Dropbox on the bonus payment date.

3.Equity. Subject to the approval of the Committee, you will be granted an award of restricted stock units (“RSUs”) with an approximate value of $12,656,250.00, with the number of shares granted to be determined by the average closing price of Dropbox Class A common stock for the prior month (the “Grant”). The Grant will be subject to the terms of Dropbox’s Equity Award Grant Policy, 2018 Equity Incentive Plan, and the Restricted Stock Unit Agreement between you and Dropbox. Further details on the equity plan and any specific grant will be provided following the approval of the Grant.
4.Employee Benefits. You and your family members will continue to be eligible to participate in Dropbox’s standard employee benefits plans as they are provided to Seattle, Washington employees to the extent that you meet their eligibility criteria. This Section 4 does not create any obligation on the part of Dropbox to adopt or maintain any employee benefit plan or program at any time. Dropbox may amend or terminate, any employee benefit plan or program at any time.

5.Severance. You will be eligible to enter into a Change in Control and Severance Agreement attached hereto as Exhibit A (the “Severance Agreement”) applicable to you based on your new position within the Company. These protections will supersede all other severance payments and benefits you would otherwise currently be eligible for to, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time.
6.Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the Company’s Employee Invention Assignment and Confidentiality Agreement you previously signed with the Company (the “EIACA”) still apply.
7.Commitment to Company. During your employment with the Company, you will continue to perform your duties faithfully and to the best of your ability and you will devote your full business efforts and time to the Company. Except as specifically approved by the Committee, you agree that, during the term of your employment with the Company, you will not (i) engage in any other employment, occupation, consulting, business or other activity related to the business in which the Company or any of its subsidiaries or affiliates is now involved, any proposed business of the Company or any of its subsidiaries or affiliates, or any business in which the Company or any of its subsidiaries or affiliates becomes involved during the term of your employment, (ii) assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company, or (iii) engage in any other activities that conflict with your obligations to the Company or any of its subsidiaries or affiliates. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information. You will disclose to the Company in writing any other employment, business or activity that you are currently associated with or participate in that competes with the Company.
8.Protected Activity Not Prohibited. Nothing in this Agreement or in any other agreement between you or the Company, as applicable, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including but not limited to the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement or in any other agreement between you or the Company, as applicable, you understand that you are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise the Company as to any such disclosures or communications. In making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information (within the meaning of the EIACA) to any parties other than the relevant government agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent will constitute a material breach of this Agreement. You acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit B.
9.Arbitration (Not applicable to Sexual Harassment or Discrimination Claims). Except as explained in this paragraph, you and Dropbox shall submit to mandatory and exclusive binding arbitration of any and all controversies or claims arising from, or relating to, your employment with Dropbox and/or the termination of your employment that are based upon any federal, state or local ordinance, statute, regulation or constitutional provision. The sole exceptions are claims for workplace sexual harassment and/or discrimination; claims under applicable workers’ compensation law; unemployment insurance claims; actions seeking provisional remedies pursuant to California Code of Civil Procedure Section 1281.8 or equivalent laws in other jurisdictions; and/or claims expressly prohibited by law from being subject to binding arbitration (the “Excluded Claims”). While you’re not required to arbitrate any of the Excluded Claims, you may choose to do so if you’d like once a dispute arises.
It’s entirely up to you. Also, you agree to submit any of the Excluded Claims to pre-suit mediation before filing any civil action alleging such claim(s). This way, the parties will have an early opportunity to try and reach an amicable resolution of their dispute. The mediation will be with a mutually selected neutral mediator from JAMS and Dropbox will pay all reasonable mediation fees. If either Dropbox or you brings both arbitrable and non-arbitrable claims in the same or related action, both agree that the non-arbitrable claims shall be stayed until the conclusion of arbitration, to the extent allowed by law.

THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO CLAIMS SUBJECT TO ARBITRATION UNDER THIS AGREEMENT. You and Dropbox agree that the arbitrator shall have the sole authority to determine the arbitrability of all claims. You also agree that any arbitrable claims shall be resolved on an individual basis, and you agree to waive your right, to the extent allowed by applicable law, to consolidate any arbitrable claims with the claims of any other person in a class or collective action. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission, and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law and consistent with this Agreement, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. Such arbitration shall be governed by the Federal Arbitration Act and conducted through JAMS in San Francisco, California, before a single neutral arbitrator, in accordance with the employment arbitration rules in effect at that time. The JAMS Employment Arbitration Rules may be found and reviewed at https://www.jamsadr.com/rules-employment-arbitration/. If you are unable to access these rules, please let your Recruiter know and they will provide you a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

10.At-Will Employment. Acceptance of this new role does not alter the at-will nature of your employment with Dropbox which means the employment relationship can be terminated by either you or Dropbox for any reason, at any time, with or without prior notice or cause. Any modification or change in your at-will employment status may only occur by a written employment agreement signed by you and Dropbox’s Board or it’s delegate.
11.Terms of Employment. This Agreement, along with the EIACA, the Severance Agreement, and the Incentive Based Compensation Recovery Policy, constitutes the entire agreement between you and the Company regarding the subject matters discussed herein, and they supersede all prior negotiations, representations or agreements between you and the Company. This Agreement may only be modified by a written agreement signed by you and an authorized member of Dropbox’s Board.

Congratulations on this new role and thanks for all your hard work! Please let me know if you have any additional questions.

Very truly yours,

/s/ Drew Houston

Drew Houston
Chief Executive Officer

I, Ashraf Alkarmi, have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Ashraf Alkarmi	5/22/2026
Ashraf Alkarmi	Date